Exhibit 99.1

Press Release

For more information, contact:

Laura E. Owen, Vice President

11011 King Street, Suite 260

Overland Park, KS 66210 USA

Phone: (913) 338-5550

Fax: (913) 469-1662

www.ICOPDigital.com

ICOP Digital Welcomes L. Derrick Ashcroft to the Board

Digital In-Car Video Systems Leader Focuses on

Expanding Its Board of Directors

OVERLAND PARK, KS, (March 8, 2005) – ICOP Digital, Inc., (OTCBB:ICPD) the leading provider of digital in-car video systems for law enforcement, announced today that it has appointed L. Derrick Ashcroft as its newest member of the Board of Directors.

“ICOP Digital is pleased to welcome Derrick to our Board. Derrick’s broad experience with fast growing and public companies brings an important value to ICOP Digital, in his role as a director and as Chairman of our Audit Committee,” said Dave Owen, President and CEO of ICOP Digital, Inc.

Mr. Ashcroft spent eight years in academia before buying a small specialist typesetting company. After winning the Queens Award to Industry (for bringing exports from zero to 95% of total production) this small company grew by acquisition into a major printing and communications group, based in England. A printing plant was then set up in Malta, and he then established Composition Systems, Inc. in the USA, which sold computer systems to the newspaper industry. Mr. Ashcroft moved to the USA where he became involved in banking and tax consulting for high net worth individuals. Mr. Ashcroft currently owns and operates a 75,000 acre cattle ranch in New Mexico and serves as an outside director on several boards. Over the last five years he has served on boards of companies involved with leasing, lasers for dentistry, tea from India, investment, property, and content for mobile phones. Mr. Ashcroft is a graduate of Oxford University in England.

Mr. Ashcroft stated “I am honored to have the opportunity to serve on the board of ICOP Digital. Our world was forever changed on September 11, 2001, and surveillance has become an imperative in our society. ICOP Digital is bringing important surveillance technologies to the market to meet this challenge.”

About ICOP Digital, Inc.

ICOP Digital, Inc. (OTCBB:ICPD) is a Kansas-based company that delivers innovative mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors, to monitor and protect people, assets, and profits. The ICOP Model 20/20™ is the leading digital in-car video recorder system, for use by law enforcement. ICOP Digital is committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies. www.ICOPdigital.com

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our ability to finance operations and inventory on terms acceptable to us, the size and timing of customer contracts, new or increased competition, changes in market demand, and seasonality of purchases of the company’s products and services. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company expects to file with the Securities and Exchange Commission.

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